UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 25, 2005

ENERGIZER HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

MISSOURI	1-15401	No. 43-1863181

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

533 MARYVILLE UNIVERSITY DRIVE, ST. LOUIS, MO 63141

(Address of Principal Executive Offices) (Zip Code)

(314) 985-2000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On January 25, 2005, the Board of Directors of the Company met and considered compensation issues with respect to two newly elected Directors and a Committee chairman, and approved agreements with the Company’s retiring Chief Executive Officer.

I.     At the January 25, 2005 meeting, in accordance with its Director Compensation Program, the Board granted a Non-Qualified Stock Option Agreement to each of the Directors listed on the exhibit to this filing. The material terms of the Non-Qualified Stock Option Agreement are as follows:

Option Price  New York Stock Exchange - Composite Transactions closing price on date of grant.

Term  Ten years from date of grant.

Exercise   Award will become exercisable at a rate of 20% per year on the grant anniversary dates in 2006, 2007, 2008, 2009 and 2010. Award will not be exercisable after the tenth anniversary date of the date of grant. Subject to the foregoing, any portion of the Award that is exercisable (including any portion that becomes exercisable upon acceleration as described below) will remain exercisable:

a.	following termination of employment (including voluntary and involuntary employment), retirement, total and permanent disability, or death, until the earlier of (i) five years from the date of termination or (ii) ten years from the date of grant;
b.	following termination of employment for cause, for 7 days following termination. If the Committee determines that any portion of a grant that is not yet exercisable has been forfeited as described below, any portion that is exercisable will remain so for only 7 days following the determination of forfeiture.

Acceleration  The entire portion of the recipient’s Award will become exercisable upon:
a.     Death;
b.     Declaration of total and permanent disability;
c.     Termination of service on the Board, other than for reasons related to a forfeiture event;
d.     Change of control of Energizer Holdings, Inc.

Forfeiture     Any portion of the recipient’s Award that is not exercisable will be forfeited upon:

a.	the recipient’s involuntary termination of service on the Board for cause;
b.	a determination by the Committee that the recipient engaged in competition with the Company; or
c.	a determination by the Committee that the recipient engaged in activity or conduct contrary to the best interests of the Company, as described in the Plan.

The form of the Non-Qualified Stock Option Agreement is attached to this filing as Exhibit 10.1,

II.     At the January 25, 2005 meeting, in accordance with its Director Compensation Program, the Board granted an Indemnification Agreement to each of the Directors listed on the exhibit to this filing. The material terms of the Indemnification Agreement are as follows:

Extent of Indemnification

The Company will indemnify non-employee directors to the fullest extent permitted by Missouri law, including any expenses (including attorneys’ fees), judgments, fines and settlement payments incurred in connection with actions, lawsuits or other proceedings brought against those individuals as a result of their service to the Company.

Restrictions on Indemnification

Indemnification, however, will not be paid in the event:
•	the individual is fully reimbursed by insurance coverage maintained by the Company;
•	it is finally judicially determined that remuneration paid to the individual was in violation of law, or that indemnification of the individual is unlawful;
•	the action relates to short-swing profits under Section 16 of the Securities Exchange Act of 1934; or
•	the individual’s conduct is finally judicially determined to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

Term

The right to indemnification under the Agreement continues for as long as the individual could be subjected to any potential claim regarding his service to the Company.

Advancement of Expenses; Reimbursement

The Company may assume the defense of the individual, at its expense, or, if there is a potential conflict between the interests of the Company and the individual, the Company shall advance the expenses of the defense to the individual, and the individual shall retain his own counsel. The individual will reimburse the Company for any expenses advanced or paid in his defense if it is ultimately judicially determined that the individual was not entitled to indemnification.

The form of the Indemnification Agreement is attached to this filing as Exhibit 10.2.

III.   At the same meeting, the Board approved the terms of a Separation Agreement and General Release, and a Non-Competition and Non-Disclosure Agreement, with J. Patrick Mulcahy, the retiring Chief Executive Officer of the Company. In light of Mr. Mulcahy’s continuing responsibilities as Vice Chairman of the Board and Chairman of its Finance and Oversight Committee, he will be provided use of an office and computer at Company headquarters, as well as a cellphone. The material terms of the Non-Competition and Non-Disclosure Agreement are as follows:

Non-Competition

For a period of five (5) years after termination of employment -- i.e., from January 25, 2005 through January 25, 2010, Mr. Mulcahy may not compete against Energizer in any of the following business activities: all aspects of manufacturing, marketing, distributing, consulting with regard to, and/or operating a facility for the manufacturing, processing, marketing, or distribution of batteries, lighting products, rechargeable batteries, related battery and lighting products, and wet-shave products. For purposes of the Agreement, to “compete” means to accept or begin employment with, advise, finance, own (partially or in whole), consult with, or accept an assignment through an employer with any third party world wide in a position involving or relating to any Energizer business.

 The Agreement, however, does not preclude Mr. Mulcahy from buying or selling shares of stock in any company that is publicly listed and traded in any stock exchange or over-the-counter market.

Non-Solicitation

For the duration of the five-year period, Mr. Mulcahy may not induce or attempt to induce any employee of Energizer to leave the employ of Energizer or induce or attempt to induce any customer, supplier, distributor, broker, or other business relation of Energizer to cease doing business with Energizer.

Non-Disclosure

Mr. Mulcahy will not disclose to any unauthorized persons or use for his own account any information, observations and data relating to the formulation, processing, manufacturing, sale and marketing of Energizer’s batteries, battery related products, and wet-shave products obtained by him during the course of his employment.

Consideration

Mr. Mulcahy will receive a grant of 10,000 restricted Common Stock equivalents effective as of his retirement as Chief Executive Officer, as consideration for Mr. Mulcahy’s covenant not to compete with the Company for a five-year period following his retirement.

Vesting; Payment

Subject to the conditions stated below, all of the restricted stock equivalents granted will vest January 25, 2010. Upon vesting, the vested equivalents will convert into shares of Common Stock, which will then be issued to Mr. Mulcahy. The shares issued will be free of any restrictions on transfer or pledge.

At the time of payment, Mr. Mulcahy will also receive an additional cash payment equal to the amount of dividends, if any, which would have been paid on the shares of Common Stock issued to him if he had acquired those shares on the date or dates of crediting of his restricted stock equivalents.

Forfeiture

The unvested restricted stock equivalents credited to Mr. Mulcahy will be forfeited upon the Board’s determination that Mr. Mulcahy has violated the terms of the Agreement.

Acceleration

All restricted stock equivalents credited to Mr. Mulcahy will immediately vest, convert into shares of Common Stock and become payable, in the event of (i) death; (ii) declaration of total and permanent disability; or (iii) change of control of the Company.

Other

Award will be issued under, and will be subject to the terms of, the Company’s 2000 Incentive Stock Plan. The terms of the Award will be subject to adjustment as described in the Plan, and will be subject to other conditions set forth in the Plan, such as those pertaining to transferability and beneficiary designation.

Mr. Mulcahy will have no rights as a shareholder with respect to restricted stock equivalent units awarded to him, prior to their conversion into shares of Common Stock.

A “change of control” of the Company shall be deemed to occur when (i) a person, as defined under the U.S. securities laws, acquires beneficial ownership of more than 50% of the outstanding voting securities of the Company; or (ii) the directors of the Company immediately before a business combination between the Company and another entity, or a proxy contest for the election of directors, shall, as a result thereof, cease to constitute a majority of the Board of Directors of the Company (or a successor corporation to the Company).

The material terms of the Separation Agreement and General Release with Mr. Mulcahy are as follows:

2004 Executive Bonus Program - 2005 Contingent Bonus

In exchange for a comprehensive release of any and all claims he may have against the Company, Mr. Mulcahy will receive his contingent bonus opportunity to which he would have been entitled under the 2004 Executive Bonus Program had he remained an employee of the Company through 2005. He will, however, only receive the contingent bonus if the Company achieves the required financial targets for 2005, consistent with the program.

2005 Executive Bonus Program - Prorated Annual Bonus

In addition, Mr. Mulcahy will receive a pro rated portion of any 2005 bonus to which he would have been entitled under the 2005 Executive Bonus Program had he remained an employee of the Company through 2005, based on his actual months of service as an employee during the 2004-05 fiscal year -- i.e., October 2004 through January 2005.

Recalculation of Energizer Holdings, Inc. Supplemental Executive Retirement Plan Benefit

As soon as administratively feasible after Mr. Mulcahy’s receipt of the contingent bonus under the 2004 Program referenced above, if any, Mr. Mulcahy’s pension benefit under the Energizer Holdings, Inc. Supplemental Executive Retirement Plan (“SERP”) will be recalculated to include such contingent bonus (but not his 2005 prorated bonus) in his 2004 earnings for benefit calculation purposes. As soon as administratively feasible, Mr. Mulcahy’s recalculated SERP benefit will be paid to him on a prospective basis.

The Non-Competition and Non-Disclosure Agreement with Mr. Mulcahy is attached to this filing as Exhibit 10.3, and the Separation Agreement and General Release with him is attached to this filing as Exhibit 10.4.

IV.     The Board of Directors of the Company, at its January 25, 2005, also determined that the Chairman of the newly created Finance and Oversight Committee of the Board would receive an additional $10,000 per year retainer, as do the Chairmen of the other Board Committees and the Chairman of the Board.

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

 As previously announced, Dr. William Danforth retired as a member of the Company’s Board of Directors as of the Company’s Annual Meeting of Shareholders on January 25, 2005, and J. Patrick Mulcahy retired as Chief Executive Officer of the Company as of that date, although he will remain on the Board of Directors. At the Annual Meeting, shareholders elected three new directors to the Board: Messrs. Bill G. Armstrong, John C. Hunter, and Ward M. Klein. Mr. Ward M. Klein became Chief Executive Officer of the Company upon the retirement of J. Patrick Mulcahy. Mr. Klein has served as President and Chief Operating Officer since January, 2004. Prior to that time, he served as President, International from 2002 to 2004, as President and Chief Operating Officer - Asia Pacific and PanAm from 2000 to 2002, as Vice President - Asia Pacific for Energizer from March to September, 2000, as Vice President and Area Chairman, Asia Pacific, Africa and Middle East for battery operations of Ralston Purina Company from 1998 to 2000, as Area Chairman, Latin America from 1996-98, as Vice President, General Manager Global Lighting Products, 1994-96 and as Vice President of Marketing, 1992-94. His age is 49, and he also serves as a director of AmerUs Group Co.

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGIZER HOLDINGS, INC.
By:
Daniel J. Sescleifer
Executive Vice President and Chief Financial Officer

Dated: January 27, 2005

EXHIBIT INDEX

Exhibit No.

10.1   Form of Non-Qualified Stock Option Agreement.

10.2   Form of Indemnification Agreement.

10.3   Non-Competition and Non-Disclosure Agreement.

10.4   Separation Agreement and General Release.